Exhibit 99.1

Media Relations Contact:

Brian Ziel (408.658.1540)

brian.ziel@seagate.com

SEAGATE TECHNOLOGY ANNOUNCES SUCCESSFUL COMPLETION OF CASH TENDER OFFER FOR OUTSTANDING 7.75% SENIOR NOTES DUE 2018 AND 6.80% SENIOR NOTES DUE 2016

CUPERTINO, CA —June 14, 2013 — Seagate Technology plc (NASDAQ: STX) gave notice of the completion of the cash tender offer by its wholly owned subsidiary, Seagate HDD Cayman (“HDD Cayman”), previously announced on May 16, 2013 (the “Tender Offer”), to purchase up to an aggregate combined principal amount of $700 million (the “Maximum Tender Amount”) of the outstanding 7.75% Senior Notes due 2018, CUSIP number 81180WAE1 (the “2018 Notes”), and 6.800% Senior Notes due 2016, CUSIP number 81180RAE2 (the “2016 Notes” and, together with the 2018 Notes, the “Notes”). The Tender Offer expired at 11:59 p.m., New York City time, on June 13, 2013.

As of the expiration of the Tender Offer, HDD Cayman had received tenders for an aggregate principal amount of approximately $435 million of the 2018 Notes and an aggregate principal amount of approximately $307 million of the 2016 Notes. Because the aggregate combined principal amount of Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer exceeds the Maximum Tender Amount, the Notes accepted for purchase are subject to proration based on the Acceptance Priority Levels and proration procedures described in the Offer to Purchase. As a result, HDD Cayman has accepted for purchase all of the 2018 Notes validly tendered (and not validly withdrawn), or approximately $435 million aggregate principal amount of 2018 Notes, and approximately $265 million aggregate principal amount of the 2016 Notes validly tendered (and not validly withdrawn). HDD Cayman will pay a tender offer price of $1,137.50 per $1,000 principal amount of 2018 Notes and $1,162.50 per $1,000 principal amount of 2016 Notes.  All Notes accepted for payment will also receive accrued and unpaid interest from the last interest payment date to, but not including, the payment date.

Morgan Stanley & Co. LLC acted as the sole dealer manager (the “Dealer Manager”) for the Tender Offer and Global Bondholder Services Corporation acted as depositary and information agent for the Tender Offer.

None of Seagate Technology plc, HDD Cayman or their affiliates, their boards of directors, the Dealer Manager, the depositary and information agent or the trustees for the notes, made any recommendation as to whether holders of the notes should tender or refrain from tendering the notes. This press release is neither an offer to purchase nor a solicitation of an offer to sell the notes or any other securities. The Tender Offer was made only by the Offer to Purchase, dated May 16, 2013, and the accompanying Letter of Transmittal, each as amended by Seagate’s press release, dated May 31, 2013.

About Seagate Technology plc

Seagate Technology plc is a world leader in hard disk drives and storage solutions.

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